Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-192988, 333-13605 and 333-173656) of PPG Industries, Inc. of our report dated June 17, 2019 relating to the financial statements and supplemental schedule of the PPG Industries Employee Savings Plan which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 17, 2019